Exhibit 99.1

Eyenovia Announces $15 Million Credit Facility with Avenue Venture Debt Fund

Transaction proceeds, together with cash on-hand, expected to fund operations through late 2023/early 2024, including potential FDA approval of MydCombi™

NEW YORK—November 29, 2022—Eyenovia, Inc. (NASDAQ: EYEN), a pre-commercial ophthalmic technology company developing the Optejet® delivery system for use both in combination with its own drug-device therapeutic programs for mydriasis, presbyopia and pediatric progressive myopia as well as out-licensing for additional indications, today announced that the company has entered into a $15 million credit facility with the Avenue Venture Opportunities Fund, L.P. (“Avenue Venture Debt Fund” or “Avenue”). The financing is intended to support manufacturing in anticipation of a MydCombi launch and clinical supply for ongoing programs.

Per the terms of the agreement, Eyenovia received $10 million of gross proceeds at closing (approximately $9.5 million net). The additional $5 million will be available, at the company’s option, should MydCombi™ be approved for marketing in the U.S. by the Food and Drug Administration by August 2023. The Avenue facility replaces the company’s Silicon Valley Bank facility, which was recently paid off.

“We are pleased to have the support of Avenue through this credit facility at terms which create minimal dilution as compared to a traditional equity capital raise,” stated Michael Rowe, chief executive officer of Eyenovia. “Together with our existing cash on-hand, we expect the additional capital provided by this facility to fund our operations through at least late 2023 or early 2024, or through value creating milestones, including the potential approval of MydCombi™ and preparations for the possible submission of a New Drug Application for our novel presbyopia treatment, MicroLine™.”

“We are pleased to provide this financing to Eyenovia as we believe its Optejet dispensing technology truly differentiates the company from its peers and offers great potential across a broad range of high value ophthalmic indications,” stated Chad Norman, Senior Portfolio Manager of the Avenue Venture Debt Fund.

Eyenovia’s current pro-forma unrestricted cash balance, including approximately $9.5 million of net proceeds from this facility, is approximately $25.5 million.

About Eyenovia, Inc.

Eyenovia, Inc. (NASDAQ: EYEN) is an ophthalmic pharmaceutical technology company developing a pipeline of microdose array print (MAPTM) therapeutics. Eyenovia is currently focused on the late-stage development of microdosed medications for mydriasis, presbyopia and myopia progression. For more information, visit Eyenovia.com.

The Eyenovia Corporate Information slide deck may be found at ir.eyenovia.com/events-and-presentations.

About Avenue Venture Opportunities
The Avenue Venture Debt Fund seeks to provide creative financing solutions to high-growth, venture capital-backed technology and life science companies. The Avenue Venture Debt Opportunities Fund focuses generally on companies within the underserved segment of the market created by the widening financing gap between commercial banks and larger debt funds. The Avenue Venture Debt fund is part of the larger group of funds of Avenue Capital Group.  For additional information on Avenue Capital Group, which is a global investment firm with assets estimated to be approximately $12.3 billion as of October 31, 2022, please visit www.avenuecapital.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions, including the potential approval of MydCombi™ by the FDA, timing for the submission of a New Drug Application for MicroLine™ and the length of time our current approximate pro forma unrestricted cash balance will last. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and in some cases are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the U.S. Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to, among other things: risks of our clinical trials, including, but not limited to, the costs, design, initiation and enrollment (which could still be adversely impacted by COVID-19 and resulting social distancing), timing, progress and results of such trials; the timing of, and our ability to submit applications for, obtaining and maintaining regulatory approvals for our product candidates; the potential impacts of COVID-19 on our supply chain; the potential advantages of our product candidates and platform technology; the rate and degree of market acceptance and clinical utility of our product candidates; our estimates regarding the potential market opportunity for our product candidates; reliance on third parties to develop and commercialize our product candidates; the ability of us and our partners to timely develop, implement and maintain manufacturing, commercialization and marketing capabilities and strategies for our product candidates; intellectual property risks; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and our competitive position. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, Eyenovia does not undertake any obligation to update any forward-looking statements.

Eyenovia Contact:
Eyenovia, Inc.
John Gandolfo
Chief Financial Officer
jgandolfo@eyenovia.com

Eyenovia Investor Contact:
Eric Ribner
LifeSci Advisors, LLC
eric@lifesciadvisors.com
(646) 751-4363

Eyenovia Media Contact:
Eyenovia, Inc.

Norbert Lowe

Vice President, Commercial Operations

nlowe@eyenovia.com